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                                                                    Exhibit 5(a)



                                                            July 26, 1996



Ascent Entertainment Group, Inc.
One Tabor Center
1200 Seventeenth Street
Denver, CO 80202

     Re: Registration Statement on Form S-8 Relating to 110,000 Shares of Ascent Entertainment Group, Inc. Common Stock to be issued under the Ascent Entertainment Group, Inc. 1995 Non-Employee Directors Stock Plan (the "Registration Statement").

Ladies and Gentlemen:

          In connection with the proposed issuance and sale by Ascent Entertainment Group, Inc., a Delaware corporation (the "Company"), of up to 110,000 shares of Common Stock, $.01 par value (the "Shares") of the Company to be issued pursuant to the Ascent Entertainment Group, Inc. 1995 Non-Employee Directors Stock Plan (the "Plan"), I am of the opinion that:

          1. The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware.

          2. Proper corporate proceedings have been taken so that the Shares have been duly authorized and when certificates for any Shares have been duly executed, registered and delivered, and paid for, in accordance with the terms of the Plan, such Shares will have been legally issued and will be fully paid and nonassessable.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(a) to the Registration Statement.



                                           Very truly yours,

                                           /s/Arthur M. Aaron
                                           --------------------------------
                                           Arthur M. Aaron
                                           Vice President, Business & Legal
                                           Affairs and Secretary